Exhibit 99

NSD

Bancorp, Inc

PRESS RELEASE

RELEASE DATE:	CONTACT

Wednesday, October 29, 2003	Andrew W. Hasley
President and Chief Operating Officer
Phone: 412 366-8514
Email: ahasley@northsidebank.com

William C. Marsh
Senior Vice President
Chief Financial Officer
Phone: 412 366-8340
Email: wmarsh@northsidebank.com

FOR IMMEDIATE RELEASE

NSD Bancorp, Inc. Reports Third Quarter and Year to Date

2003 Operating Results and Fourth Quarter Dividend

Pittsburgh, Pennsylvania, October 29, 2003 – NSD Bancorp, Inc. (NASDAQ: NSDB), the parent holding company of NorthSide Bank, reported consolidated net income of $947,000 or $0.29 per diluted share for the three months ended September 30, 2003, as compared to net income of $476,000 or $0.15 per diluted share for the same quarter in the prior year.

Results for the quarter ended September 30, 2002 included a previously disclosed charge of $1.2 million or $0.38 per diluted share, after tax, resulting from an apparent external fraud associated with the Corporation’s discontinued Cashflow Maximizer product. Excluding consideration of this prior year third quarter charge, net income would have decreased $713,000 or 43.0% between the quarters ended September 30, 2003 and 2002.

Net income for the nine month period ended September 30, 2003, was $1.9 million or $0.57 per diluted share versus $3.1 million or $0.94 per diluted share for the same period in 2002. Contributing to the decline in earnings between the two year-to-date periods was the necessity of additional loan loss provisions totaling $2.5 million related to the deterioration of one large commercial loan relationship and recorded during the second quarter of 2003.

During the first nine months of 2003, the Corporation’s total assets decreased slightly to $508.9 million at September 30, 2003 from $510.4 million at December 30, 2002. Loans receivable decreased $17.8 million or 5.4% to $311.5 million at September 30, 2003 from $329.3 million at December 31, 2002. Funds from this decrease in loans, and to a lesser extent interest-earning cash equivalents, were deployed in investment securities as the Corporation’s securities portfolio increased $21.7 million or 16.9% to $149.9 million at September 30, 2003 from $128.2 million as of the end of 2002.

5004 McKnight Road – Pittsburg, Pennsylvania 15237

Phone 412 231 6900 – Fax 412 366-8498

NSD Bancorp, Inc.

October 29, 2003

The Corporation’s funding base remained steady as customer deposits and Federal Home Loan Bank borrowings were consistent between December 31, 2002 and September 30, 2003 at $369.8 million and $94.0 million, respectively. The Corporation remains well capitalized and is positioned for future growth and improvement with total stockholders’ equity of $37.9 million or approximately 7.4% of total assets.

Contributing to the decline in earnings between the third quarter 2003 and 2002, excluding consideration of the $1.2 million after-tax Cashflow Maximizer charge ($1.8 million before tax), was a decrease in net interest income and noninterest income of $457,000 and $110,000, respectively between the two quarters. In addition, noninterest expenses increased $851,000 between the periods. The decrease in net interest income was primarily the result of a decrease in average loans outstanding as well as a general decline in the market interest rate environment. The Corporation, like other community financial institutions, continues to experience a compression in its net interest margin, during this historically low interest rate environment, as interest-earning assets have continued to reprice lower while deposits and other funding sources have reached their market floors. Noninterest income decreased between the two quarterly periods, as the Corporation realized $248,000 more in security sale gains in the third quarter 2002 than in the same quarter of 2003; offsetting this unfavorable variance, service fee income increased $180,000 between the two periods primarily as a result of the Corporation’s customer overdraft program employed late in 2002. Noninterest expenses, excluding consideration of the aforementioned charge, increased between the two quarters primarily as a result of expenses incurred as part of the Corporation’s current reorganization initiatives, including employee related charges.

Net income between the nine month period ended September 30, 2003 and the same period in the prior year, excluding consideration of the $1.2 million after-tax Cashflow Maximizer charge, decreased $2.4 million or 56.4% primarily as a result of the previously disclosed $2.5 million in additional loan loss provision recorded in the second quarter 2003. During the nine month period, the Corporation also experienced a decline in net interest income associated with same factors noted above. In addition, noninterest expenses, exclusive of the Cashflow Maximizer charge, increased $824,000 between the two nine month periods, again consistent with the factors noted above. Offsetting these unfavorable variances, the Corporation realized an increase in noninterest income of $579,000 between the first nine months of 2003 versus the same period in the prior year principally, as a result of the customer overdraft program.

Andrew W. Hasley, President and Chief Operating Officer of the Corporation and the Bank, stated, “The Board of Directors and I have begun implementing initiatives and programs to improve the direction of the organization. These initiatives and programs likely will not generate immediate results, but will position the Corporation for improved returns and long-term growth in the future. This Corporation has excellent prospects, a solid franchise and a strong capital base, and we look forward to the support of shareholders, customers and employees as we work to improve the Corporation’s operating results and financial condition.”

In addition to reporting third quarter earnings, the Board of Directors on October 28, 2003, declared the regular fourth quarter cash dividend of $0.22 per common share, payable on December 19, 2003 to stockholders of record as of December 5, 2003. This dividend annualized represents a return of approximately 3.5% based on the Corporation’s recent closing stock price of $25.39 per share.

NSD Bancorp, Inc. is the holding company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $509 million in assets at September 30, 2003. The Pittsburgh-based community bank operates twelve branch offices serving the City of Pittsburgh and northern suburbs. The Corporation’s common stock is quoted on and traded through NASDAQ under the symbol “NSDB.” For more information visit the Bank’s website at “www.northsidebank.com.”

NSD Bancorp, Inc.

October 29, 2003

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for the Corporation’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

NSD Bancorp, Inc.

October 29, 2003

NSD Bancorp, Inc.

Financial Highlights

(Unaudited—Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

	Three month period ended September 30,		Nine month period ended September 30,
	2003	2002	2003	2002
Interest income	$6,773	$7,753	$21,066	$23,208
Interest expense	3,018	3,539	9,512	10,562

Net interest income	3,755	4,214	11,554	12,646
Provision for loan losses	240	240	3,210	720
Noninterest income	1,105	1,215	3,046	2,537
Noninterest expense	3,377	4,620	9,175	10,215

Net income before provision for income taxes	1,243	569	2,215	4,248
Provision for income taxes	296	93	358	1,171

Net income	$947	$476	$1,857	$3,077

Net income per share—basic	$0.30	$0.15	$0.58	$0.95
Net income per share—diluted	$0.29	$0.15	$0.57	$0.94
Dividends declared and paid per share	$0.22	$0.21	$0.44	$0.62

Return on annualized average assets	0.73%	0.39%	0.49%	0.85%
Return on annualized average equity	9.67%	5.23%	6.38%	11.36%
Yield on average interest-earning assets	5.64%	6.79%	5.95%	6.93%
Cost of average interest-bearing liabilities	3.03%	3.71%	3.23%	3.78%
Net interest margin	3.17%	3.73%	3.31%	3.82%

CONSOLIDATED FINANCIAL CONDITION DATA:

	As of 09/30/03	As of 12/31/02
Total assets	$508,935	$510,448
Cash and equivalents	28,071	33,626
Securities	149,909	128,200
Loans	311,511	329,280
Deposits	369,847	369,199
Borrowed funds	94,000	94,000
Stockholders’ equity	37,873	38,822

Book value per share	$11.85	$12.77

Net loans to deposits	84.23%	89.19%
Allowance for loan losses to total loans	2.14%	0.82%
Nonperforming assets to total assets	1.59%	0.46%
Stockholders’ equity to total assets	7.44%	7.61%
Shares common stock outstanding	3,196,063	3,038,922

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